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                                                                    Exhibit 99.2


        TERAYON EXPANDS LINE OF DIGITAL VIDEO SOLUTIONS FOR BROADCASTERS

 Terayon's Successful BP Product Line Expands to Three Models for Broadcasters'
            High Definition and Standard Definition Programming Needs

Santa Clara, California - April 14, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management solutions, today unveiled new members of its BP (Broadcast Platform) line of digital video solutions which give broadcasters unprecedented flexibility to manage, brand and localize their HD (High Definition) and SD (Standard Definition) digital video content. These new members of the BP family join Terayon's BP 5100-HD model, an initial version of which was selected to power FOX Broadcasting Company's HDTV delivery system. Terayon will demonstrate several BP models at the upcoming NAB (National Association of Broadcasters) convention and PBS (Public Broadcasting Service) technology conference, both in Las Vegas.

         "The broadcast market is strategic for Terayon, and as broadcasters continue their rollouts of HD and SD digital programming, the need for products like our BP family of broadcast solutions grows," said Jeff Barco, vice president and general manager of Terayon's Digital Video Solutions group. "We are uniquely able to provide broadcasters with a range of cost-effective solutions for distributing, branding, localizing and managing their HD and SD programming so they can achieve their business and marketing objectives while ensuring optimal picture quality and bandwidth efficiency. We have an unmatched track record with this technology as our BP line is based on our DM family of products, more than 5,000 of which have been deployed by cable operators worldwide, this is a strong testament to the value we bring to the digital video distribution value chain."

         The members of the BP line of upgradeable digital broadcast solutions are the:

         - BP 5100-HD - This fully-configured model gives broadcasters maximum flexibility in managing their HD and SD programming. It enables broadcasters to localize and brand their programming by inserting and overlaying graphical elements - such as logos - directly into the digital stream. Broadcasters can also use it to improve bandwidth efficiency by rate shaping and statistically remultiplexing their HD and SD programming. Further, seamless switching between national broadcast, local broadcast and locally

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                  stored digital streams is accomplished using Terayon's proven digital-into-digital splicing technology and standards-based SCTE 35 commands. This splicing technology also enables advertising insertion at the national, regional, zoned and local levels. The BP 5100 HD features a GPIO (General Purpose Input/Output) module for integration with broadcast networks' and affiliates' existing automation and control systems.

         - BP 5100-SD - This model offers all the features and performance of the BP 5100-HD, but is optimized for broadcasters' SD programming needs.

         - BP 5100 - This cost-effective model enables switching between local and national broadcast feeds and can rate shape and statistically remultiplex HD and SD content to optimize bandwidth, but is designed for broadcasters who do not currently require logo or graphical overlay capabilities. An optional GPIO module is available for integration with existing automation and control systems.

TERAYON BP BROADCAST PLATFORM FAMILY

         Each member of the Terayon BP broadcast platform family is based on the company's core video processing expertise and technologies already available in its CherryPicker(TM) line of digital stream management systems. In deployment worldwide since 1999, the CherryPicker products have consistently proven to be a flexible, reliable and cost-effective means for statistical multiplexing, grooming, rate shaping and digital program and ad insertion in cable and satellite environments. In addition to the qualities available in the CherryPicker product line, members of the BP line also deliver benefits specifically designed to meet the needs of broadcasters including localized HD logo insertion, remote management and software update capabilities and HD-into-HD program splicing, while continuing to offer substantial cost savings, higher reliability and superior picture quality compared with legacy baseband solutions.

ABOUT TERAYON

         Terayon Communication Systems, Inc. provides access and delivery management platforms for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995: This news release contains forward-looking statements and assumptions by Terayon that involve risks and uncertainties, including Terayon's ability to access capital markets. Actual future events and circumstances could differ materially from those set forth in these statements due to various factors. These factors include possible changes in capital market conditions or in our business, prospects, results of operations or financial condition and other risks and uncertainties, including those detailed in our filings with the Securities and Exchange Commission. Terayon assumes no obligation to update this information.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.